Exhibit 10.77

EMAGIN CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 to the Employment Agreement (the "Agreement").made and entered into this 30 day of January 2008, between eMagin Corporation, a Delaware Company (the "Company") and Susan Jones, an individual residing in Newcastle, WA 98059 (the "Executive").

WITNESSETH:
WHEREAS, on January 24, 2006 the Company and the Executive entered into an Employment Agreement which was amended April 17, 2006 (collectively, the "Employment Agreement"); and from time to time also entered into additional agreements or provisions outlining rights or responsibilities, whether referenced or not in said Employment Agreements, which shall also remain separately valid unless encompassed herein.

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive,

WHEREAS, Executive has agreed to continue to serve as an Employee of Employer, and Employer has agreed to continue to employee the Executive as such, pursuant to the terms and conditions of this Amendment and Restated Employment Agreement (the "Amended Employment Agreement")

NOW, THEREFORE, to accomplish these objectives and in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Employment Agreement is hereby amended and restated as follows.

I . EMPLOYMENT AGREEMENT

I. I Employment; Duties and Responsibilities. The Company hereby employs Executive as its Executive Vice President, Chief Business Officer (or other equivalent C-level title), and Secretary of the Board of Directors and Executive accepts such employment on the terms contained in this Agreement, Executive shall report to the Chief Executive Officer. In any event that the Chief Executive Officer is no longer serving as such the Executive shall report to the Chairman of the Board. Specifically for duties as Secretary or as related to Governance for the Company, Executive will report to the Chairman of the Board, if he is an Independent Director, and/or the Chairman of the Governance committee if the Chairman not be an Independent Director.

1.2 Duties and Responsibilities Employee shall have those duties and powers as generally pertain to each of the positions of which she holds pursuant to working titles of chief business officer, including managing (i) business development including sales, marketing, development contracts and agreements, government contracts, and government relations, (ii) intellectual property and information technology, (iii) public relations including oversight of media, press releases, and public presentations. Executive will also continue to record the minutes of the meetings of the Board of Directors and its committees, oversee stock issuance matters for Directors and other parties; oversee filings with the Securities and Exchange Commission; provide oversight for corporate governance matters, and undertake other duties, if and as requested by the Chairman of the Board and mutually agreed to.

1.3 Term of Agreement. This Agreement, as amended and restated, shall be effective as of the date first written above (the "Effective Date") and ending on the second anniversary date thereof (such period, as it may be extended, the "Term"), unless sooner terminated in accordance with this Amended Employment Agreement. The Term shall be automatically renewed for successive one year terms (each such renewal, a "Renewal Term"), unless either party provides the other party with written notice no less than sixty (60) days prior to the end of the then current Term or Renewal Term, of her or its intent not to renew this Agreement; Notwithstanding the foregoing, the parties may subsequently mutually agree, in writing, to reduce the term of this Agreement, provided that any such reduction is agreed to in writing. Each of these terms may be referenced herein as the "Employment Period."

1.4 Time and Effort. Executive shall use her best efforts to carry out the duties and responsibilities that are consistent with her title(s) and devote the substantial portion of her entire business time, attention, and energy exclusively to the business and affairs of the Company. During Executive's employment Executive shall not engage in any business activities outside those of the Company to the extent that such activities would interfere with or prejudice Executive's obligations to the Company. Executive may serve as a member of the Board of Directors of other organizations that do not directly and compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect her ability to carry out her duties.

1.5  Location. Unless otherwise voluntarily agreed to, the locations at which Executive shall perform services for the Company shall primarily be Bellevue, Washington with periodic travel to Hopewell Junction, New York.

1.6 Other Provisions.  During the Employment Period and for three years after the date of termination for any reason, Executive is to be covered under Directors and Officers Insurance, and will be fully indemnified by the Company against any action by creditors, investors, and other parties related to the business and actions of the Company to the same level as any other senior manager, Officer or Director.

2. COMPENSATION DURING EMPLOYMENT PERIOD

2.1 Salary Compensation. As compensation for performing services for the Company, Executive shall be entitled to compensation as of the date of this Agreement which is comprised of each of a (i) fixed base salary and (ii) variable incentive which is based on performance. The fixed base salary shall be $315,000 per annum, payable in bi-weekly installments consistent with the Company's payroll practices. The variable incentive shall be remuneration of I.% of total cash resulting from sales of products and prototypes, services, non-recurring engineering, and all classifications of research or development contracts, as well as any other items defined as revenue as reported to the Securities and Exchange commission (but not inclusive of revenue generated by sales of intellectual property, or manufacturing equipment or materials) to be paid no later than 2 business days after each quarterly report has been filed. For Congressional plus-ups, 1/3 of the variable incentive shall be paid upon enactment of the appropriations legislation, 1./3 upon commencement of the related technical program with the service agency managing the technical program, and the remainder upon receipt of the resultant revenue each quarter for the term of this employment agreement, including, retroactively, any plus-ups enacted during the period of negotiation of this Employment Agreement from May 2007 to the Effective Date. Variable compensation shall be paid, at the option of the Compensation committee, either by (a) 100% cash or (b) 50% unrestricted stock and 50% cash. Taxes shall be deducted from the cash portion and the stock payment shall be grossed up for taxes, via cash. The stock will be priced using the 5 trading day weighted average pricing just prior to the date the shares are issued to the Executive.

During the Employment Period, the annual fixed base salary and variable incentive plan will be reviewed on or before June 30 of each year by the Compensation Committee to determine if such base salary or variable incentive basis should be increased due to inflation or in recognition of Executive's services to the Company. The Board or Compensation Committee of the Board may provide additional bonuses for accomplishment of various objectives from time to time, at their discretion.

Payment of all previously unpaid amounts of the variable incentive due as of the Effective Date of this Amended Employment Agreement shall be made by monthly cash payments until all past due amounts are paid in full by no later than July 31, 2008 and will be treated as an unsecured loan to the company. All prior deferred base salary will be paid back in full and continue to be paid out in equal monthly installments as an unsecured loan to the company for a total of twelve months from the execution date of the note restructuring, as already initiated. The Executive will be provided with a detailed accounting of payment of all deferred and past due payments on the fifth day following the end of each month.

2.2 Employee Benefits. During Executive's employment, Executive shall be entitled to participate, to the extent of Executive's eligibility, in each qualified or non-qualified and supplemental employee benefit and perquisite plan, policy, or arrangement of the Company applicable to the Company's employees.

2.3 Time Off. Executive shall accrue personal time off for sick leave, personal reasons, and holidays according to applicable company policy, except that Executive shall accrue personal time off for vacation in accordance with the employee's accrual rate of 35 days per each calendar year, with up to 45 days of unused vacation brought forward for each year to be additive to each new calendar year's fresh accrual. Upon termination for any reason other than termination for cause, as defined herein, the Company shall pay the Executive unused vacation accrual of no less than 45 days plus any hours accrued which remain for the current year of the termination, as well as unused sick and personal time, and any unused personal choice holidays.

2.4 Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel, relocation, and other reasonable business expenses incurred by the Executive in the performance of her duties under this Agreement. Each expense statement submitted by Executive to the Chief Executive Officer (or to the Chairman of the Board) shall be reviewed and approved, including receipt of timely notification of any questions or errors identified during internal reviews, no later than fifteen business days after submission by Executive.

Furthermore, all expense reports submitted, or to be resubmitted, for previously unpaid expenses, whether by reason of loss or misplacement, will be repaid on this schedule once submitted or resubmitted, including re-creation of those shipped from New York to Washington accounting department in past years. Any disagreement on advances or reimbursement with accounting regarding policies will be resolved by the Chairman. Any expense reimbursements shall be paid within five (5) business days of the date of date of termination and any expenses submitted within one hundred twenty (120) days of the date of termination shall be reimbursed as provided for in Section 2.4.

2.5 Stock Options and Grants. Executive shall be eligible to participate in the Company's Stock Option and Stock Purchase Plans, as determined in the sole discretion of the Board of Directors. The Board or Compensation Committee of the Board may provide additional awards of stock options or stock grants from time to time or on an incentive plan as deemed appropriate.

3. TERMINATION OF EMPLOYMENT

3.1 Voluntary. If Executive voluntarily terminates Executive's employment with the Company, other than for Good Reason as defined in Section 3.4 herein, Executive shall cease to accrue fixed base salary, vacation, benefits and other compensation on the date of voluntary termination except that, in consideration of her past contributions to the Company and to her continuing obligations under Section 4 hereof, and to encourage and compensate Executive to assist with transition requirements, Executive shall be entitled to receive six months of base salary commencing upon her termination date, payable either on regularly scheduled corporate payroll dates or as a lump sum. Variable incentive compensation shall continue to accrue through the end of the third sequential quarter following the date of termination by Executive, payable upon the normal schedule when Executive was employed. Executive shall receive other accrued benefits, if any, in accordance with applicable employee benefit plan provisions, or as otherwise defined in the Amended and Restated Agreement.

3.2 For Cause. Notwithstanding anything herein to the contrary, the Company may terminate its employment of Executive under this Agreement for cause without liability (other than for base salary and other compensation provided in Section 2 accrued to the date of termination, or previously earned but not paid by the date of termination) at any time by written notice to Executive. For purposes of this Agreement, the term "cause" for termination by Employer shall be (a) a conviction of or plea of guilty or nolo contendere by Executive to a felony, or any crime involving fraud or embezzlement; (b) the willful and persistent refusal by Executive to perform her material duties and obligations hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness); (c) Executive's willful and intentional misconduct in the performance of her material duties and obligations. For purposes of this Section 3.2, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith. The written notice given hereunder by Company to Executive shall specify in reasonable detail the cause for termination and the manner in which the Board believes that Executive has not substantially or properly performed her duties. In the case of a termination for the causes described in (a) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until sixty (60) days after Executive's receipt of notice, during which time Executive shall be provided an opportunity to present evidence to a majority of the Independent Directors at the Company's offices or other mutually agreeable location on a date and time mutually convenient to the Board and Executive, no sooner than two and not later than six weeks after the foregoing notice, to refute the claim of Cause, and/or shall have the right to respond to the Company's notice and cure the breach or other event giving rise to the termination.

3.3 Termination of Executive without Cause.  In the event that Executive is terminated without cause, Executive shall be paid as provided herein.

The Company may terminate the employment of Executive either by non-renewal of this Agreement (as provided for in Section 1.3) or failure to elect or re-elect Executive to office (as specified in Section 1.1) at any election held during the Employment Period, or at any time without cause (as defined in Section 3.2) by a written notice stating that such termination is without just cause. In such event, Executive shall be entitled to receive the compensation and benefits set forth in (i) through (v): (i) fixed base salary until the end of this Agreement's full term or eighteen ( l 8) months, whichever is greater, based on Executive's highest monthly rate of base salary during the twelve (12) months prior to the date of such termination, (ii) variable incentive compensation that otherwise would be payable during the full term of this Agreement, or eighteen (18) months, whichever is greater; (iii) payment of any bonus amounts that the Executive had previously earned from the Company, but which may not yet have been paid as of the date of termination; (iv) payment for unused time off, as provided for in Section 2.3, (v) payment for health coverage benefits equivalent to medical and dental benefits provided during Executive's full time employment for twenty-four (24) months after the date of termination. Any additional health-related coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this paragraph do not permit continued participation by the Executive the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment in such amount that, after all income and all taxes on that amount have been paid, shall be equal to the Executive's costs of providing herself and her dependents with such benefit coverage. At the termination of the benefits coverage provided herein, Executive and dependents shall be entitled to continuation coverage pursuant to SectiOn 49980B of the Code, Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if Executive had termination employment with the Company on the date such benefits coverage terminates.

Unless otherwise provided for herein, Company shall pay all amounts due in one payment within thirty (30) days following the effective date of termination and shall pay variable incentive compensation on the dates on which they would have normally occurred throughout the full term of this agreement. In addition, the Company shall provide payment of any outstanding expense reimbursements within five (5) business days following the effective date of termination.

Additional expense reports submitted by Executive within one hundred twenty (120) calendar days following the effective date of termination shall be repaid as provided in Section 2.4

3.4 Termination by Executive for Good Reason. Executive may terminate this Agreement for Good Reason at any time upon 30 days written notice to the Company. In this Amended Employment Agreement, "Good Reason" means, without Employee's prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Employee gives notice thereof: If Executive terminates employment with the Company for Good Reason (as hereinafter defined), such termination will be considered to be effectively the same as termination without just cause; she shall be entitled to the severance benefits including those set forth in Section 3.3 and stock-related provisions set forth in Section 3.8 as if terminated by the Company without just cause. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events without Executive's prior written consent: (i) failure to renew this Agreement or any failure to appoint, elect or reelect her to the positions of Executive Vice President and Secretary of the Board of Directors, and her working titles as of the Effective Date, unless such change is mutually agreed to; the removal of her from such position; or any changes in the reporting structure so that Employee reports to someone other than the Board of Directors, or the Chief Executive Officer of the Company; (ii) the assignment to Executive of any duties which, in Executive's reasonable judgment, are adversely inconsistent with the position in the Company as defined herein, or a significant adverse alteration in the nature or status of Executive's responsibilities, including reporting status, or any other action by the Company that results in a material diminution in Executive's position, authority, duties or responsibilities; (iii) reduction of Executive's annual base salary or incentive compensation or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (iv) the relocation of the Company's offices at which Executive are principally employed such that Executive's one-way daily commute from Executive's principal residence to the Company's offices at which Executive are principally employed is increased by more than twenty (20) miles; (v) the Company's failure to pay to Executive any portion of Executive's then current compensation, whether base salary, incentive compensation, expense reimbursement, or bonus, or any portion of an installment of deferred compensation, in each case within seven (7) business days of the date such compensation is due, or any material failure to timely grant, or timely honor, any equity or long-term incentive award, unless other mutually agreeable arrangements are made; (vi) the Company's failure to continue in effect compensation and benefit plans which provide Executive with benefits which are no less favorable on an aggregate basis, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, to the benefits provided to under the Company's compensation and benefit plans and practices as of the Effective Date; (vii) the Company's failure to. obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, or to enter into a new employment agreement with the Executive mutually acceptable to the Company or its successor and the Executive in lieu of this Agreement; (viii) the continuation or repetition, after written notice of objection from Executive, of harassing or denigrating treatment of Executive which is inconsistent with Executive's position with the Company; (ix) a determination by Executive made in good faith that, as a result of a change of control or other material change, as defined herein, she is unable to effectively carry out the authority, powers, functions or duties attached to her position with the Company as referred to in Section 1 hereof, and the situation is not remedied within thirty (30) calendar days after receipt by the Company of written notice from Executive of such determination; (x) the voluntary or involuntary dissolution of the Company, the filing of a petition in bankruptcy by the Company or upon an assignment for the benefit of creditors of the assets of the Company; (ix) Change of Control or Other Material Change as defined below or (x) any material breach by the Company of this Agreement which is not cured within fifteen (15) days after written notice is provided by Executive to Company

An election by Executive to terminate her employment under the provision of this Section 3.4 shall not be deemed a voluntary termination of employment by Executive for the purpose of interpreting the provisions of any of the Company's employee benefit plans, program or policies. Executive's right to terminate her employment pursuant to this Section 3.4 shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

3.5 Change of Control or Other Material Change. In the event of termination of Executive's employment with the Company for Good Reason or Change of Control, Executive shall be entitled to receive the compensation and benefits set forth in (i) through (v): (i) fixed base salary until the end of this Agreement's full term or eighteen (18) months, whichever is greater, based on Executive's highest monthly rate of base salary during the twelve (12) months prior to the date of such termination, (ii) variable incentive compensation that otherwise would be payable during the full term of this Agreement, or eighteen (18) months, whichever is greater, in the event that the change of control results in intentional cessation or diminution of the relevant base revenue or contracts, then 3.5(ii) shall be calculated based on four times either the highest quarterly revenue recorded during the twelve months prior to date of termination, or the most current quarter, whichever amount is higher; (iii) payment of any bonus amounts that the Executive had previously earned from the Company, but which may not yet have been paid as of the date of termination; (iv) payment for unused time off, as provided for in Section 2.3, (v) payment for health coverage benefits equivalent to medical and dental benefits provided during Executive's full time employment for twenty-four (24) months after the date of termination. Any additional health-related coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this paragraph do not permit continued participation by the Executive the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment in such amount that, after all income and employment taxes on that amount have been paid, shall be equal to the Executive's costs of providing herself and her dependents with such benefit coverage. At the termination of the benefits coverage provided herein, Executive and dependents shall be entitled to continuation coverage pursuant to Section 49980B of the Code, Section 601-608 of the Employee Retirement income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if Executive had termination employment with the Company on the date such benefits coverage terminates.

Unless otherwise provided for herein, Company shall pay all amounts due in one payment within thirty (30) days following the effective date of termination and shall pay variable incentive compensation on the dates on which they would have normally occurred throughout the full term of this agreement. In addition, the Company shall provide payment of any outstanding expense reimbursements within five (5) business days following the effective date of termination and stock-related provisions set forth in Section 3.8 as if terminated by the Company without just cause, Additional expense reports submitted by Executive within one hundred twenty (120) calendar days following the effective date of termination shall be repaid as provided in Section 2.4

Neither this Agreement nor its incorporated terms may be invalidated or deleted or altered as part of the terms of any Change of Control actions. The Company's rights and obligations under this Agreement will inure to the benefit and be binding upon the Company's successors and assignees.

For the purpose of this Agreement, Change of Control shall mean any one or more of the following: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a sale by the stockholders of the Company of the voting stock of the Company to another Company and/or its subsidiaries that results in the ownership by such Company and/or its subsidiaries of forty percent (40%) or more of the combined voting power of all classes of the voting stock of the Company entitled to vote; (iii) a merger or consolidation in which the Company is not the surviving Company, (iv) a reverse merger in which the Company is the surviving Company but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (v) if, for any reason, during the Period of Employment the persons who were Independent members of the Company's Board of Directors as of January 1, 2007 cease to constitute a majority of the Company's Board of Directors..

3.6 Disability. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing her essential duties with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than six consecutive months. In such event, unless the Company provides long term disability events providing at least the equivalent of six months base salary, the Executive shall be entitled to receive, and the Company agrees to continue to pay, in accordance with the normal pay dates of the Company, the salary of Executive provided by Section 2.1 (i) and (ii) and the additional benefits, if any, provided by in each instance for a period of six (6) month following the date of termination of Executive. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary, accrued incentive compensation, bonus (if any), and accrued vacation in accordance with Section 2.3 . In the event Executive's employment terminates under this Section 3.6, Executive may pursue long term disability benefits, if eligible, under any plan which the Company has provided for Executive.

3.7 Death. In the event of the death of Executive during the Employment Period, this Agreement and the employment of Executive hereunder shall terminate on the date of the death of Executive. The estate of Executive (or such person(s) as Executive shall designate in writing) shall be entitled to receive, and the Company agrees to continue to pay, in accordance with the normal pay dates of the Company, the salary of Executive provided by Section 2.1 (i) and (ii) and the additional benefits, if any, provided by in each instance for a period of six (6) month following the date of death of Executive. Within 15 days the Company shall pay to Executive's heirs (or such person(s) as Executive shall designate in writing) Executive's Base Salary accrued to the date of Executive's death and accrued vacation as provided for in Section 2.3 in its entirety. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representative, executors, administrators, successors, heirs, and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devises, legatee or other designee or, if there is no such designee, to Executive's estate.

3.8 Effect of Termination without Just Cause on Employee Stock Options and Stock. The Company hereby irrevocably offers to amend any stock options granted to Executive to permit the full exercise thereof following termination of Executive's employment without Cause (as defined in Section 3.3) or because of death or disability. The Company hereby also irrevocably offers to amend any stock options granted to Executive to permit the immediate full vesting and exercise thereof at any time after termination of Executive's employment without Cause or because of death or Disability to the same extent as if Executive's employment had not terminated. Executive or Executive's personal representative may accept either or both of such offers at any time before such options otherwise expire by giving written notice to the Company. To the extent that any options held by Executive are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code, Executive hereby accepts both such offers. In addition, the Executive shall have three (3) months from the date of termination to exercise her rights to purchase stock in the Company pursuant to any vested but unexercised option or warrant agreements. Furthermore, shares of any of the Executive's stock subject to any lockups will be immediately released from such restrictions and registered by the Company within 30 days of termination without just cause. If, for any reason, registered and unrestricted shares are not available to immediately allow exercise of options, then the three month exercise period will begin when the options can be exercised into unrestricted registered shares.

3.9 Other Provisions After Termination. Upon termination without Good Cause or for Good Reason, the Executive is authorized to retain use of her current Company offices, and confidential use of communications pathways in both Hopewell Junction, NY and Bellevue, WA, including current office and communications support, equipment, telephone access, Company-supported land line or cell phones as has been done previously, paid parking, and other Executive support provided at Company expense by the Company, until the earlier of (i) six months after date of termination, (ii) the Company's loss of lease rights for one or both location, or (iii) if the Executive begins full-time employment elsewhere. The Executive will furthermore retain use of all mobile and home based electronic and communications equipment, data, media, software, and supplies provided by the Company for use primarily by Executive for up to 24 months following the Executive's termination date. No later than the end of such period, Executive will be provided ninety (90) days to complete removal of personal items from each of her offices and storage areas. Travel, packing, shipping expenses not to exceed $7500 will be allocated to Executive for removal of items and shipment to a location designated by Executive. Under no circumstances will mail addressed to Executive be "returned to sender" without consulting with Executive on each item and providing the Executive with this mail or shipment.

3.10 Notice and Date of Termination. Any purported termination of Executive's employment by the Company or by the Executive (other than termination due to Executive's death, which shall terminate Executive's employment automatically) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, "Notice of Termination" shall mean a notice that shall indicate the specific termination provision to this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

4. NON COMPETITION, NON SOLICITATION, BANKRUPTCY; COOPERATION

4.1 Non-Compete and Non-Solicitation. The Executive hereby agrees that for a period of one year following the date of this Amended Employment Agreement for any reason, the Executive will not, without the prior written consent of the Company, have any direct interest in any person, firm, Company or business competing with the Company in the Covered Area. For purposes of this Section 4.1 (i) "Competing Business" means any company engaging directly in the manufacturing of OLED on single crystal silicon microdisplays. For purposes of this Section 4.1 (ii) "Covered Area" means all geographical areas of the United States, and other foreign jurisdictions where the Company has offices or manufactures OLED microdisplays. The Executive will not be restricted in participating in businesses that may purchase, utilize, design products, sell or resell any types of displays or related products, nor will the Executive be restricted in any technology areas other than directly in OLED microdisplay manufacturing. The Executive will also not be restricted in investing in or managing investments in any display, lighting, or imaging companies. Furthermore, Executive hereby agrees that, for the one (1) year period immediately following the Date of Termination, Executive will not directly solicit for employment any officer, director or senior level employee of the Company except that Executive shall not be precluded from hiring (i) any such employee who has been terminated by the Company, (ii) any such employee who contacts Executive on his or her own initiative without any direct or indirect solicitation by or encouragement from Executive, or (iii) any such employee that responds to a general advertisement and other similar broad forms of solicitation. Any violation of any part of this Amended and Restated Agreement, including any delay in specified payments by the Company to the Executive, will void the provisions of this Section 4.1.

4.2 Bankruptcy. In the event that the Company voluntarily or involuntarily files for bankruptcy under the Bankruptcy Code during the Employment Period, the Executive shall use her best reasonable efforts in assisting the Company emerge from bankruptcy as a reorganized entity as long as the Executive is compensated as specified by this Agreement, unless the Company is liquidated. All payments due and unpaid to the Executive due to this Agreement or other obligations of the Company to the Executive will be treated as unpaid employment compensation and as unsecured debt, as determined by the bankruptcy court with jurisdiction in the case, with the most favorable arrangement to the Executive being requested. If reasonable security of payment is not available at any time during this process, or in the event of voluntary bankruptcy proceedings of the Company, the Executive will be considered to have terminated for Good Reason or without just cause, and entitled to payment as described herein.

4.3 Cooperation in Future Matters. Executive hereby agrees that, for a period of two (two) years following the date of her termination from employment for whatever reason, she shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company including providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making herself reasonably available to the Company for other related purposes Any such cooperation shall be performed at times scheduled taking into consideration Executive's other commitment, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. This rate will be based on the most senior level consulting rates of SRI in the flat panel display field. Executive shall also be reimbursed for all travel and reasonable out of pocket expenses, grossed up for taxes. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirement of exclusivity of service for another employer or otherwise not in any manner that in the good faith belief of Executive would conflict with her right under or ability to enforce this Agreement.

5. ASSIGNMENT OF INVENTIONS

Executive has executed a Confidential Information and Invention Assignment Agreement. The obligations under such Confidential and Invention Assignment Agreement shall survive the termination of this Agreement for any reason. Following the termination of Executive's employment with the Company, Executive shall make herself available to the Company in the defense of any patent owned by the Company in which she assisted, provided, however, that the Company shall allow Executive to fulfill any other obligations she may have at such time and that the Company shall pay the Executive compensation as an "expert," as well as her incurred expenses in assisting in such defense.

6. CONFIRMATION OF DISCLOSURES REQUIRED UNDER SECURITIES LAWS

Since January 1, 2000, Executive has not: (a) filed, or has had filed against Executive, nor is Executive not presently contemplating a filing of, nor is Executive aware that anyone else is presently contemplating a filing against Executive, of a petition under the federal bankruptcy laws or any state insolvency laws, nor has Executive had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of Executive, or any partnership of which Executive was a general partner at or within two years before the time of such filing, or of any corporation or business association of which Executive was an executive officer at or within two years prior to such filing; (b) been convicted in a criminal proceeding or been named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) been subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining Executive from, or otherwise imposing limits or conditions on Executive's engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

7. AMENDMENT AND WAIVER

This Agreement shall not be changed except in a writing signed by the parties. No waiver shall be binding unless executed in writing by the party making the waiver. No waiver shall be deemed a waiver of any other provision or constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing. The consent of the Company may only be manifested by a resolution of the Compensation Committee of the eMagin Corporation Board of Directors or by the Chairman of the Board or by signature of an officer to whom authority to modify this Agreement has been delegated.

8. ARBITRATION

8.1  No Automatic Arbitration; Time of Essence. All terms of this Amended and Restated Agreement are hereby agreed to and are not subject to arbitration to negotiate the stated terms or validity. Payments of any amounts due to Executive will be required within thirty (30) days of the Date of Termination and/or dates of submission request for payment. The Company agrees that time is of the essence for all payments and no arbitration or other issues shall in any way be permitted to delay these required payments. The parties shall use reasonable good faith efforts to resolve any dispute relating to the subject matter of this Agreement or otherwise by negotiations or mediation. If there is any dispute regarding the specific amounts due to Executive, the Company shall provide to Executive any and all data and documentation which supports or explains the Company's opinion if not in agreement with Executive

8.2  Compensation During Dispute. Executive's compensation during any disagreement, dispute, controversy, claim, suit, action, or proceeding (collectively, a "Dispute") arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows: If there is a termination of Executive' employment with the Company followed by a Dispute as to whether Executive is entitled to the payment and other benefits provided under this Agreement, then, during the period of that Dispute the Company shall pay Executive eight percent (80%) of any amounts under Dispute and the Company shall provide Executive with all other benefits provided in this Agreement, if, but only if, Executive agrees in writing that if the Dispute is resolved against Executive, Executive shall promptly refund to the Company all payments Executive received under Section 3 of this Agreement. If the Dispute is resolved in Executive's favor, promptly after resolution of the Dispute the Company shall pay Executive all amounts which were withheld during the period of the Dispute. All collection effort expenses, including accounting, collection, or legal fees, required to be undertaken by the Executive will be fully paid by the Company.

8.3 Arbitration as Last Resort. Only if good faith direct negotiations fail between the Executive and the Company and/or between legal counsel for each party, any party may submit any dispute concerning this Agreement to final and binding arbitration pursuant to the commercial rules of the American Arbitration Association. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator appointed in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

8.4 Alternate Payment Negotiation. The Executive may agree to alternate forms of compensation such as registered Company Stock instead of cash, but only if mutually agreed and deemed by the Executive to be of equal or higher final worst case estimated liquid cash value than the total amounts due to the Executive.

To the extent any of the foregoing insurance or expense reimbursement payments are deemed to potentially constitute taxable income to the Executive by a tax professional, the Company shall also pay to the Executive the amount of any actual federal and State income taxes incurred by Executive in connection with such payment.

9. LEGAL PEES AND PENALTIES

The Company agrees to pay as incurred, to the full extent permitted by law, all legal and accounting fees and other expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on each and any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, or other Section of the Code as appropriate. These amounts will be grossed up for taxes by the company.

10. ENTIRE AGREEMENT; OTHER PROVISIONS

10.1 Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such Director or Officer as may be specifically designated by the Compensation Committee of the Board. No waiver by either party hereto at anytime of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of Exchange Act or the Code shall be deemed also to refer to any successor or provisions to such sections. The obligations of the Company shall survive the expiration of the term of this Agreement.

10.2 Entire Agreement. This Agreement sets forth the entire of the parties hereto in respect of the subject matter contained herein and supersedes the terms of any prior or contemporaneous employment or other offer, oral or written, with the exception of separately issued bonus or incentive plans which shall remain in effect during the full term of this Agreement, or which may be added at a later date. Any of Executive's rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company to which Executive is a party or in which Executive is a participant, including , but not limited to, any Company sponsored employee benefit plans and stock option plans. The provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans and agreements. This Agreement may only be formally modified when a modification is duly executed in writing by Executive, and the Compensation Committee and/or the Chairman of the Board of Directors of the Company, or their duly appointed representatives.

I0.3.Severability. The invalidity or uneriforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any term of this Agreement is found by any court having jurisdiction to be too broad, then and in that case, such term shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reasonable, and as so amended shall be fully enforceable.

10.4 Successors., Binding Agreement. The Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Unless expressly provided otherwise, "Company" as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid. Failure of the Company to obtain such assumption and agreement prior to the effective of any such succession shall be deemed to be a termination without Cause for purposed of this Employment Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the date of termination.

10.5 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally to the address as may be given by one party to the other.

10.6 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law, or as otherwise grossed up to cover tax payments or otherwise provided herein.

10.7 Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Washington without regard to its conflicts of law principles.

10.8 Failure to Enforce. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party hereafter to enforce each and every such provision.

10.9 .Headers and Interpretations. The section headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. On and after the date of this agreement, each reference in the Agreement to the "Agreement", "the Agreement, as amended and restated," "hereinafter", "herein", ''hereunder", "hereof', or words of like import shall mean and be a reference to the Agreement as a whole as amended by this agreement. Unless otherwise provided, "date" shall refer to calendar date.

10.10 Independent Legal and Accounting Advice. The Company has obtained legal advice concerning this Agreement and has requested that Executive obtain independent legal advice with respect to same before executing this Amended Employment Agreement. The Company shall provide up to $20,000 to Executive for such legal review, if requested. These legal service expenses will be fully grossed up for taxes by the company.

10.11  Confidentiality. The Executive and the Company each agree that neither the Executive or any representative of the Company will discuss Executive's employment and resignation or termination (including terms of this Agreement) with any representatives of the media, either directly or indirectly, without the prior written consent and approval of the other party. Executive shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any the Company not generally known i otherwise made public by Company which affects or relates to Company's business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in to the public such item is important, material, and confidential and affects the successful conduct of Company's business and goodwill, and that any breach of the terms of this Section shall be a material and incurable breach of this Agreement. Confidential Information shall not include: (i) information obtained or which became known to Executive other than through his employment by Company (ii) information in the ,public domain at the time of the disclosure of such information by the Executive; (iii) information that the Executive can document was independently developed by Executive ; (iv) information that is disclosed by Executive with the prior written consent of Company and (v) information that is disclosed by Executive as required by law, governmental regulation or court order.

10.12  Counterparts and Execution. The Agreement may be executed in one of more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment. The Agreement may be deemed as executed upon receipt of email affirmation, to be followed by execution of physically signed documents within ten (10) business days.

IN WITNESS WHEREOF, the undersigned have executed this Executive Employment Agreement as of the date first referenced above.

"EXECUTIVE"

/s/ Susan K. Jones	1/31/2008
Susan K. Jones	Date

/s/ Thomas Paulsen	1/31/2008
Thomas Paulsen	Date
Chair, Compensation Committee